UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20449

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number: 1-13230
                SHANDONG HUANENG POWER DEVELOPMENT CO., LTD.
           (Exact name of registrant as specified in its charter)

               36 YUHUAN ROAD, JINAN, SHANDONG, 250002, CHINA
                             (86) 531-290-2806
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)


                American Depositary Shares, Ordinary N Shares
                         Par Value Rmb1.00 Per Share
           (Title of each class of securities covered by this form)

                                    NONE
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)   |_|           Rule 12h-3(b)(1)(i)   |_|
Rule 12g-4(a)(1)(ii)  |_|           Rule 12h-3(b)(1)(ii)  |_|
Rule 12g-4(a)(2)(i)   |X|           Rule 12h-3(b)(2)(i)   |X|
Rule 12g-4(a)(2)(ii)  |_|           Rule 12h-3(b)(2)(ii)  |_|
                                    Rule 15d-6            |_|


Approximate number of holders of record as of the certification or
notice date:    0
             ------

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Shandong Huaneng Power Development Co., Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                        HUANENG POWER INTERNATIONAL, INC. AS THE SUCCESSOR TO SHANDONG HUANENG POWER DEVELOPMENT CO., LTD.



Date: Jan. 17, 2001                      By:   /s/ Wang Xiaosong
                                              ------------------------------
                                              Name:   Wang Xiaosong
                                              Title:  Vice Chairman